EXHIBIT 99(b)

For Immediate Release:  June 13, 1996                         NASDAQ Ticker
Symbol:  CDSI

COMPUTER DATA SYSTEMS, INC. (CDSI) REWINS CONTRACT WITH THE GENERAL SERVICES ADMINISTRATION INFORMATION TECHNOLOGY SERVICE FOR FEDERAL INFORMATION PROCESSING FACILITIES MANAGEMENT SUPPORT SERVICES IN THE SOUTHEAST SUNBELT AND GREAT LAKES REGIONS

Contact:  Sandy Christopher (301) 921-7044

ROCKVILLE, MARYLAND, JUNE 13, 1996---Computer Data Systems, Inc. (CDSI) announced today they have been re-awarded a contract by the General Services Administration (GSA) Information Technology Service to provide Federal Information Processing Facilities Management Support Services for the Southeast Sunbelt and Great Lakes Regions. The contract is for a base period and four 1-year options. If all options are exercised, the total estimated value of the contract is approximately $200 Million. CDSI has served as the incumbent Facilities Management Support contractor for these regions since 1988, employing approximately 900 personnel.

"We look forward to a continued working partnership with GSA through this contract," said CDSI Chief Executive Officer and President Peter A. Bracken.

CDSI's Technology Systems Division will support GSA Information Technology Service Regional Federal Information Systems Support Program needs, and those of client agencies for whom those GSA regions are acting as an agent by providing: facilities planning; technical support; computer systems administration, management and maintenance; network system management support, local area networks and wide area networks; computer/network systems operations; data entry; production support; and graphics systems support services. The Southeast Sunbelt and Great Lakes Regions encompass: Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina, Illinois, Michigan, Minnesota, and Wisconsin; with optional support for Kentucky, Tennessee, Indiana, and Ohio.

Computer Data Systems, Inc. (CDSI) is a recognized leader in providing broad-based information technology solutions for government and commercial customers. As one of the foremost federal system integrators and system developers in the United States, CDSI provides customers with innovative applications for enhancing their business processes -- enabling customers to realize cost efficiencies, provide better service, and introduce new capabilities. CDSI's services include systems integration, custom software development, data center management, proprietary applications software, CASE tools, and value-added processing.